EXHIBIT 10.355
                                 PROMISSORY NOTE

                             Glendale, California
$50,000.00                                                     February 23, 2001

     FOR VALUE RECEIVED, the undersigned, Pollution Research and Control Corp., a California corporation (hereinafter referred to as the "Maker"), with its address at 506 Paula Avenue, Glendale, California 91201, agrees and promises to pay to the order of Steven Sion (herein referred to as the "Holder"), at 9913 Robin Oaks Drive, Las Vegas, Nv 89117, or such other place as the Holder may designate in writing, in coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts, the principal sum of fifty thousand dollars ($50,000), together with interest thereon at the rate of twelve per cent ("12% ") per annum, from the date hereof until maturity, as hereinafter provided. The principal balance of this Promissory Note (hereinafter referred to as the "Note"), together with all interest then accrued and unpaid, shall be due and payable on March 23, 2001.

     The Maker may prepay any part or all of this Note at any time without penalty. Each payment or pre-payment made by the Maker hereunder shall be applied first to the payment or pre-payment of accrued and unpaid interest, if any, due on the unpaid principal balance of this Note and the remainder of each payment or pre-payment made by the Maker shall be applied to the reduction of the unpaid principal balance hereof.

     If the entire outstanding principal balance becomes due, the Maker agrees to pay the Holder's reasonable costs (including reasonable attorney's fees and court costs) in collecting on this Note, including the reasonable costs of obtaining and enforcing a judgment for any balance due on this Note.

     This Note has been executed in the City identified in the heading and delivered to the Holder at the address stated herein. It is to be performed, in whole or in part, in the State of California, and the laws of such state shall govern the validity, construction, enforcement and interpretation of this Note. Jurisdiction and venue for any action hereunder shall be in the County of the City identified in the heading.

     The Maker represents that it is duly authorized and empowered to enter into, deliver, perform and be fully bound by all of the terms, provisions and conditions of this Note. The Maker also represents that the making and delivery of this Note, and the performance of any agreement or instrument made in connection herewith, does not conflict with or violate any other agreement to which the Maker is a party.

     In the event that any word, phrase, clause, sentence or other provision hereof shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

     IN WITNESS HEREOF, this Note is executed on the date and year above written.

                                   POLLUTION RESEARCH AND CONTROL CORP

                                   By: /S/ Albert E. Gosselin, Jr.
                                   ---------------------------------
                                   Albert E. Gosselin, Jr., President